Exhibit 23.3

Erik A. Ostensoe, P. Geo.

Consulting Geologist

4306 West 3rd Avenue

Vancouver, B.C., Canada

V6R 1M7

May 1, 2006

Georgia Exploration, Inc.

1903-583 Beach Crescent

Vancouver, British Columbia

Canada

V6Z 3E7

Re:

Georgia Exploration Inc. (the “Company”)

Registration Statement on Form SB-2

I am the author of the technical report titled “Report and Recommendations, Chub 1-14 Mineral Claims” dated March 3, 2006 (the “Report”) referred to in the Form SB-2 of the Company dated May 1, 2006.  I hereby consent to being named as an expert in the Form SB-2 and to the use of, or reference to, the Report in the Form SB-2.  I further consent to the filing of this consent  letter as an exhibit to the Form SB-2 to be filed with the U.S. Securities and Exchange Commission.

Yours truly,

/s/ Erik A. Ostensoe

Erik A. Ostensoe, P. Geo